NIXON PEABODY LLP

1300 Clinton Square

Rochester, New York 14604

(585) 263-1000

Fax: (585) 263-1600

September 12, 2013

Corning Natural Gas Holding Corporation

330 W. William St.

Corning, New York 14830

We have acted as counsel to Corning Natural Gas Holding Corporation (the "Holding Company"), a New York corporation, in connection with the proposed issuance and exchange of shares of the Holding Company's common stock, par value $0.01 per share (the "Common Stock"), for all of the issued and outstanding shares of the common stock, par value $5.00 per share, of Corning Natural Gas Corporation ("Corning Gas"), a New York corporation, upon effectiveness of the Registration Statement on Form S-4, No. 333-190348 (the "Registration Statement") filed by the Holding Company with the Securities and Exchange Commission (the "Commission") and upon the adoption and approval by the shareholders of Corning Gas of the Agreement and Plan of Share Exchange (the "Plan of Exchange") as described in the proxy statement/prospectus forming a portion of the Registration Statement (the "Proxy Statement/Prospectus").

In connection with the foregoing, we have examined (i) the Registration Statement, (ii) the Proxy Statement/Prospectus, (iii)the Certificates of Incorporation of the Holding Company and Corning Gas, (iv) the Bylaws of the Holding Company and Corning Gas, (v) the Plan of Exchange, (vi) the form of certificate of exchange of the shares of Corning Gas, as subject corporation, for the shares of Common Stock of the Holding Company pursuant to Section 913 of the New York Business Corporation Law (the "Certificate of Exchange"), (vii) resolutions of the Board of Directors of the Holding Company authorizing the offering and the transactions contemplated by the Proxy Statement/Prospectus including the issuance of the shares of Common Stock in exchange for the outstanding shares of common stock of Corning Gas, and (viii) resolutions of the Board of Directors of Corning Gas authorizing the offering and the transactions contemplated by the Proxy Statement/Prospectus including the exchange for the outstanding shares of common stock of Corning Gas for the Common Stock issuable pursuant to the Plan of Exchange. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, when relevant facts were not independently established, we have relied upon certificates of, and information received from, the Holding Company, Corning Gas and/or their respective representatives. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Holding Company and/or representatives of the Holding Company and do not opine as to the accuracy of such factual matters.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein and in the Proxy Statement/Prospectus, the discussion set forth in the Registration Statement under the caption "Material Federal Income Tax Consequences", insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material federal income tax consequences to shareholders Corning Gas in connection with the exchange of their shares of the common stock of Corning Gas for shares of Common Stock pursuant to the Plan of Exchange and to the shareholders of the Holding Company in connection with the issuance of the Common Stock pursuant to the Plan of Exchange.

The opinion expressed herein is based upon our interpretation of current provisions of the Internal Revenue Code of 1986, as amended, and existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth therein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions stated herein. We express no opinion other than as to the federal income tax law of the United States of America. This opinion does not address any state, local or foreign tax consequences that may result from the transactions contemplated by the Registration Statement.

We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as it appears under the captions "Legal Matters" and "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus, and to the discussion of this opinion in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nixon Peabody LLP